EXHIBIT 3.1

                                HANNAFORD BROS. CO.

                        CONFORMED ARTICLES OF INCORPORATION

Note: These conformed Articles of Incorporation have been prepared based on the Certificate of Organization of Hannaford Bros. Co. and all amendments thereto filed with the Maine Secretary of State, to which reference is made for the complete text of Hannaford Bros. Co.'s Articles of Incorporation as currently in effect.


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                                     STATE OF MAINE
                                          ------

                      CERTIFICATE OF ORGANIZATION OF A CORPORATION,
                                 UNDER THE GENERAL LAW
                                          ------

The undersigned, officers of a corporation organized at Portland, in the County of Cumberland and State of Maine, at a meeting of the signers of the articles of agreement therefor, duly called and held at No. 166 Commercial Street, in the City of Portland aforesaid on Thursday the Eleventh day of December A. D. 1902, hereby certify as follows:

The name of said corporation is Hannaford Bros. Co.

The purposes of said corporation are to carry on the business of buying, selling and dealing in fruit, produce, and goods, wares and merchandise of every name and nature with full power to own, buy, sell and acquire all kinds of property necessary or convenient for carrying out any of the purposes aforesaid, including stocks and bonds of other parties or corporations, and to do any and all things which may be necessary or convenient for carrying out said purposes.

The amount of capital stock is $50,000.

The amount of capital stock already paid in is Nothing.

The par value of the shares is one hundred dollars.

The names and residences of the owners of said shares are as follows:

     Names.              Residence.          No. of Shares.

Howard C. Hannaford      Portland, Maine          One
Edward W. Hannaford      Portland, Maine          One
Phillip E. Hannaford     Portland, Maine          One
Charles Collins          Portland, Maine          One
Wallace J. Shaw          Portland, Maine          One
William L. Keith         South Portland, Maine    One

Balance of stock, to wit 494 shares in Treasury unissued and unsubscribed for.

Said corporation is located at Portland in the County of Cumberland. The number of directors is five and their names are Howard C. Hannaford, Edward W. Hannaford, Phillip E. Hannaford, Wallace J. Shaw and William L. Keith. The

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name of the clerk is Charles Collins and his residence is Portland,  Maine.  The undersigned, Howard C. Hannaford is president; the undersigned, Charles Collins is treasurer; and the undersigned, Howard C. Hannaford, Edward W. Hannaford, Phillip E. Hannaford, Wallace J. Shaw and William L. Keith are a majority of and all of the directors of said corporation.
     Witness our hands this eleventh day of December A. D. 1902.

                              /s/ Howard C. Hannaford
                                  President

                              /s/ Charles Collins            Treasurer


                              /s/ Howard C. Hannaford      }

                              /s/ Edward W. Hannaford      }

                              /s/ William L. Keith         }  Directors.

                              /s/ Phillip E. Hannaford     }

                              /s/ Wallace J. Shaw          }

Cumberland, ss.               Dec. 11   A. D. 1902.

Then personally appeared Howard C. Hannaford, Edward W. Hannaford, Phillip E. Hannaford, Wallace J. Shaw and William L. Keith and Charles Collins and severally made oath to the foregoing certificate, that the same is true.

     Before me,

     /s/ Albert S. Woodman Justice of the Peace.
                                                       ------

                                                   State of Maine
                                                       ------

          Attorney General's office, Dec. 12th A. D. 1902.

I hereby certify that I have examined the foregoing certificate, and the same is properly drawn and signed, and is conformable to the constitution and laws of the State.

          /s/ Geo. M. Seiders Attorney General.
          ------

           COPY.

  (Name of Corporation.)

    Hannaford Bros. Co.
          ------

Cumberland, ss.

   Registry of Deeds

Received December 12, 1902
at 2 h. 10 m. P. M.
Recorded in Vol. 25 Page 214

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Attest:
/s/ Norman True ....... Register
A true copy of record.
Attest:
/s/ Norman True ....... Register
          ------

      STATE OF MAINE
          ------

Office of Secretary of State
   Augusta, Dec. 13, 1902
Received and filed this day.
Attest:
/s/ Byron Boyd Secretary of State
 Recorded in Vol. 41 Page 229

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                           OTHER    PROVISIONS   OF   THE   ARTICLES   OF
                           INCORPORATION [established by Articles of Amendment filed on the dates noted]


PURPOSES
  The purposes of said corporation are to carry on the business of buying, selling and dealing in fruit, produce, and goods, wares and merchandise of every name and nature with full power to own, buy, sell and acquire all kinds of property necessary or convenient for carrying out any of the purposes aforesaid, including stocks and bonds of other parties or corporations and to do any and all things which may be necessary or convenient for carrying out said purposes.
  To purchase, acquire, hold, improve, demolish, abandon, assign, sell, lease, rent and/or license the use of real estate, fixtures, personal property and/or rights of every nature and description; to mortgage, pledge and/or encumber the same; to erect, manage, maintain, alter and/or demolish buildings and/or other structures and improvements thereon.
  To do or transact at any time any other lawful business anywhere.
  To permit the subscribers for and/or the purchasers of the capital stock of this Corporation, whether same be original or subsequent issue and/or treasury stock, to purchase the same and to be credited for the full payment for the same by tender of cash and/or property, whether the same be real, personal, tangible, intangible or mixed.
  To nominate, permit the qualification of and elect persons to its Board of Directors without requiring such persons to own any of the capital stock of this Corporation in order to qualify as and be elected as a Director of this Corporation.
  To permit this Corporation to purchase and/or otherwise acquire the outstanding shares of its capital stock, and upon acquisition of same, to hold the same as treasury stock and/or to retire the same.
  To permit this Corporation to provide in its By-Laws for the indemnification by this Corporation of its Directors and Officers against liabilities and expenses incurred by them or any of them by reason of being or having been a Director or Officer of this Corporation.
  To permit this Corporation to guarantee to others the payment of and/or the performance of the debts, obligations or covenants of any of the subsidiary corporations and/or affiliate corporations of this Corporation, or its stockholders; and/or any other corporation, partnership and/or sole proprietorship in which this Corporation shall have an interest, or of which this Corporation shall be a supplier, customer, debtor, creditor, lessor, lessee, landlord, tenant, agent, principal, and/or party to covenant or

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indenture;  excepting  however,  that this  power to so  guarantee  shall not be construed to permit or authorize this Corporation to engage in the business of a commercial surety or a commercial bonding company.
  Provided however, that nothing herein contained shall be construed to authorize the corporation to transact business in any other state, territory or country, contrary to the provisions of the laws thereof, and that nothing in these purposes and powers shall be construed to give the Corporation any rights, powers or privileges not permitted by the Laws of the State of Maine to corporations organized under Section 71 of Title 13 of the Maine Revised Statutes, and acts amendatory thereto.


DIRECTORS AND CLASSIFIED BOARD
  The business of the Corporation shall be managed and conducted by a Board of not less than seven (7) nor more than eighteen (18) Directors, as from time to time may be determined by resolution of the Shareholders or by resolution of the Directors. In addition to their other powers to fill vacancies, the Directors may fill any newly created directorships which they may have created.
  The Board of Directors shall be divided into three classes as nearly equal in number as may be, with the term of office of one class expiring each year, and at the Annual Meeting of Shareholders in 1978, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting; Directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting; and Directors of the third class shall be elected for a term expiring at the third succeeding annual meeting. At each Annual Meeting of Shareholders after 1978, the successors to the class of Directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting, except that no Director shall stand for reelection after reaching the age of 70, and the term of a Director who attains the age of 70 years shall terminate at the Annual Meeting of Shareholders following his 70th birthday.
  In addition to any vote required by law or by any other provision of these Articles of Incorporation, the affirmative vote of the holders of 66-2/3% of all votes entitled to be cast by all outstanding shares of all classes of stock of the Corporation entitled to vote in elections of Directors, considered for the purposes of this provision as one class, shall be required to amend this provision or to remove Directors.
[per Articles of Amendment filed May 11, 1978]


CAPITAL STOCK.
1.  AUTHORIZED STOCK.
  The authorized capital stock of the Corporation shall be as follows:
  (A) There shall be a class of Common Stock consisting of one hundred ten million (110,000,000) shares having a par value of seventy-five cents ($0.75) per share.
  (B) There shall be a class of Preferred Stock consisting of two million (2,000,000) shares without par value, which class shall be designated Class A Serial Preferred Stock.
  (C) There shall be a class of Preferred Stock consisting of twenty-eight million (28,000,000) shares having a par value of one cent ($0.01) per share, which class shall be designated Class B Serial Preferred Stock.
  The aggregate par value of all authorized shares of all classes having a par value is eighty-two million seven hundred eighty thousand dollars ($82,780,000). [per Articles of Amendment filed June 22, 1992]

2.  AUTHORITY  OF BOARD OF DIRECTORS  TO FIX AND  DETERMINE  SERIES OF PREFERRED
    STOCK.

  The Board of Directors shall have the authority, to the extent that the Articles have not established series and fixed and determined the variation in the relative rights and preferences as between series, to divide any or all of the Serial Preferred Stock into one or more series, to fix and determine the relative rights and preferences of the shares of any series so established, and to authorize from time to time the issuance of all or any part of the stock included in any such series for such consideration as the Directors shall determine.

  If the shares of Serial Preferred Stock are to be issued in series, then each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of the same series shall be identical. Any or all of the series of Serial Preferred Stock and the variations in the relative rights and preferences as between different series shall be fixed and determined by the Board of Directors at the time the issuance of any series thereof is authorized. Shares of any series of Serial Preferred Stock which have been redeemed shall have the status of authorized but unissued Serial Preferred Stock of that series and may be reissued by the Board of Directors as shares of the same series, if authorized by the resolution authorizing such series, or any other series.
  All shares of Serial Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:
  (A) The number of shares to constitute such series and the distinctive serial designation thereof. (B) The rate or rates of dividend, whether dividends are to be cumulative, and the terms and conditions thereof. (C) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption. (D) The amount payable upon shares in event of voluntary or involuntary liquidation. (E) Sinking fund provisions, if any, for the redemption or purchase of shares.
  (F) The terms and conditions, if any, on which shares may be converted. (G) The voting rights, if any.
[per Articles of Amendment filed June 6, 1985]


NO PREEMPTIVE RIGHTS There are no preemptive rights.
[per Articles of Amendment filed June 6, 1985 and Section 2.4 of the Corporation's former bylaws]


AUTHORITY TO ISSUE CONVERTIBLE BONDS, DEBENTURES,
NOTES AND OTHER EVIDENCES OF INDEBTEDNESS
  The Corporation may issue bonds, debentures, notes or other evidences of indebtedness bearing such terms as the Board of Directors shall fix and determine. Any such bonds, debentures, notes or other evidences of indebtedness may, without limitation, be convertible into other bonds, debentures, notes or evidences of indebtedness or into shares of any class of stock of the Corporation, within such periods and upon such conditions as the Board of Directors shall fix and determine.
[per Articles of Amendment filed May 20, 1987]


AMENDED AND RESTATED RESOLUTION ESTABLISHING
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Company be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
  SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 2,000,000.
  SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.
     (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock, $0.75 par value per share, of the Company (the "Common Stock") and (ii) a preferential cash dividend (the "preferential Dividends"), if any, on the first day of February, May, August and November of each year (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount equal to $13.50 per share of Series A Preferred Stock less the per share amount of all cash dividends declared on the Series A Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall, at any time after the issuance of any share or fraction of a share of Series A Preferred Stock, make any distribution on the shares of Common Stock of the Company, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Company or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of shares of Common Stock or other capital stock of the Company or a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value of such share), then and in each such event the Company shall simultaneously pay on each then outstanding share of Series A Preferred Stock of the Company a distribution, in like kind, of 100 times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Series A Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as "Participating Dividends" and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple". In the event the Company shall at any time after February 4, 1998 declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Company shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series A Preferred Stock.
     (C) Preferential Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series A Preferred Stock. Accrued but unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
SECTION 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights: (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. The number of votes which a holder of Series A Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple". In the event the Company shall at any time after February 4, 1998 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series A Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
       (B) Except as otherwise provided herein, in the Articles of Incorporation or By-laws, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.
       (C) In the event that the Preferential Dividends accrued on the Series A Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or set apart for payment, the holders of record of Preferred Stock of the Company of all series (including the Series A Preferred Stock), other than any series in respect of which such right is expressly withheld by the Articles of Incorporation or the authorizing resolutions included in the Certificate of Designations therefor, shall have the right, at the next meeting of stockholders called for the election of directors, to elect two members to the Board of Directors, which directors shall be in addition to the number required by the Bylaws prior to such event, to serve until the next Annual Meeting and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding shares of Series A Preferred Stock shall have been paid (or set aside for payment) in full. The holders of shares of Series A Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding shares of Series A Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such stockholders, and vacancies in such directorships may be filled only by such stockholders (or by the remaining director elected by such stockholders, if there be one) in the manner

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permitted by law; provided,  however, that any such action by stockholders shall be taken at a meeting of stockholders and shall not be taken by written consent thereto.
       (D) Except as otherwise required by the Articles of Incorporation, By-laws, or applicable law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.
  SECTION 4. CERTAIN RESTRICTIONS. (A) Whenever Preferential Dividends or Participating Dividends are in arrears or the Company shall be in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series A Preferred Stock may have in such circumstances, the Company shall not
          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series A Preferred Stock, unless dividends are paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;
          (iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or
          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the
Series  A  Preferred  Stock  (either  as  to  dividends  or  upon   liquidation,
dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     (B) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner. A "Subsidiary" of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.
     (C) The Company shall not issue any shares of Series A Preferred Stock except upon exercise of Rights issued pursuant to that certain Rights Agreement dated as of December 16, 1997 between the Company and Continental Stock Transfer & Trust Company, a copy of which is on file with the Secretary of the Company at its principal executive office and shall be made available to stockholders of record without charge upon written request therefor addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from, or greater than, those of the Series A Preferred Stock.
  SECTION 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares upon their retirement shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.
  SECTION 6.  LIQUIDATION,  DISSOLUTION  OR WINDING  UP. Upon any  voluntary  or
involuntary   liquidation,   dissolution  or  winding  up  of  the  Company,  no
distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless the holders of shares of Series A Preferred Stock shall have received, with respect to each share of Series A Preferred Stock, subject to adjustment as hereinafter provided, (A) $6,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) if greater than the amount specified in clause (i)(A) of this sentence, an amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided, and (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series A Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series A Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i)(B) of the foregoing sentence is hereinafter referred to as the "Participating Liquidation Amount" and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Company applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Liquidation Multiple". In the event the company shall at any time after February 4, 1998 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series A Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
  SECTION 7.  CERTAIN RECLASSIFICATIONS AND OTHER EVENTS.
     (A) In the event that holders of shares of Common Stock of the Company receive after February 4, 1998 in respect of their shares of Common Stock any share of capital stock of the Company (other than any share of Common Stock of
the   Company),   whether   by   way  of   reclassification,   recapitalization,
reorganization, dividend or other distribution or otherwise (a "Transaction"), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the shares of Series A Preferred Stock shall be adjusted so that after such event the holders of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.
     (B) In the event that holders of shares of Common Stock of the Company receive after February 4, 1998 in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the shares of Series A Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.
     (C) In the event that holders of shares of Common Stock of the Company receive after February 4, 1998 in respect of their shares of Common Stock any right or warrant to purchase capital stock of the Company (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Company (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Company of the shares of Series A Preferred Stock shall each be adjusted so that after such event each holder of a share of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii)
such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the "Discount Fraction" shall be a fraction the numerator of which shall be the difference between the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock of the Company as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.
     (D) For purposes of this Section 7, the "Fair Market Value" of a share of capital stock of the Company (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that such Fair Market Value of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after (i) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Company to take into account ex-dividend or post-effective date trading. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange), or, if the shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use or, if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the New York Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Company is open. If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, "Fair Market Value" shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Company. In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Company.
  SECTION 8. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.
  SECTION  9.  EFFECTIVE TIME OF ADJUSTMENTS.
     (A) Adjustments to the Series A Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.
     (B) The Company shall give prompt written notice to each holder of a share of Series A Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Company of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.
  SECTION 10. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable at the option of the Company or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Company may acquire shares of Series A Preferred Stock in any other manner permitted by law, the provisions hereof and the Articles of Incorporation of the Company.
  SECTION  11.   RANKING.   Unless   otherwise   provided  in  the  Articles  of
Incorporation of the Company or a Certificate of Designations relating to a subsequent series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Stock.
  SECTION 12. AMENDMENT. The provisions hereof and the Articles of Incorporation of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting together as a single class.
[per Statements of Resolution filed February 26, 1988 and February 4, 1998]


USE OF CAPITAL SURPLUS
  The Corporation may, from time to time, make distributions to its shareholders out of capital surplus and may purchase shares of its capital stock to the extent of unreserved and unrestricted capital surplus. The distributions and purchases from capital surplus allowed by this provision are in addition to those otherwise permitted by Maine law.
[per Articles of Amendment filed May 31, 1988]


TRANSACTIONS WITH CONTROLLING PERSONS
  1. From the date that any Person becomes a Controlling Person of the Corporation through the date that such Controlling Person completes a Fair Value Offer for all shares of Voting Stock of the Corporation, the Corporation shall not enter into any Material Transaction involving such Controlling Person unless, at least 20 days prior to the consummation thereof, the Corporation has mailed to all record holders of Voting Stock a proxy or information statement describing the Material Transaction and complying with the requirements of the Securities Exchange Act of 1934, as amended (whether or not such proxy or information statement is required to be mailed pursuant to such Act). Such proxy or information statement shall contain at the front thereof, in a prominent place, any determinations or recommendations as to the advisability or inadvisability of the Material Transaction which the Independent Directors, or any of them, may have furnished to the Corporation in writing and a summary of any opinion of an investment banking firm obtained pursuant to Section 3 hereof. Notwithstanding the foregoing, the requirements of this Section 1 shall be inapplicable to (i) any Material Transaction approved by a Majority of Independent Directors if such Majority of Independent Directors has determined that the mailing of such a proxy or information statement is not necessary to protect the interests of the shareholders of the Corporation or
(ii) any Material Transaction entered into prior to May 25, 1988, made pursuant to any agreement entered into by the Corporation prior to May 25, 1988, or made pursuant to any amendment or extension to any such agreement.
  2. For a period of five years after any Person becomes a Controlling Person, the Corporation shall not, without prior approval by a Majority of Independent Directors or an Independent Majority of Shareholders, reduce the annual rate of dividends payable on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock and except to the extent that the payment of such dividends is prohibited by law); fail to increase the annual rate of dividends paid on the Common Stock of the Corporation as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock of the Corporation (but not including repurchases by the Corporation of its Common Stock); or fail to declare and pay at the regular rate therefor any dividend (whether or not cumulative) on any outstanding Preferred Stock of the Corporation.
  3. Promptly upon the request of a Majority of Independent Directors, the Corporation shall retain a reputable investment banking firm to render an opinion to or otherwise advise the Independent Directors on the fairness or lack of fairness of the terms of any proposed Material Transaction from the financial point of view of the holders of each class of Voting Stock other than any Controlling Person involved in the Material Transaction (such investment banking firm to be selected by a Majority of Independent Directors, to be furnished promptly with all information it reasonably requests from the Corporation and to be paid a reasonable fee consistent with fees charged by investment bankers for similar services to similarly sized companies for such services upon receipt by the Independent Directors of such opinion or advice).
  4. For purposes of this Article, the following terms shall have the meanings set forth below:
      (a) An "Affiliate" of any Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.
      (b) An "Associate" of any Person shall mean (i) any corporation or organization (other than the Corporation or any Subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
      (c) The terms "Beneficial Ownership" or "Beneficially Own" shall have the meanings conferred thereon by Rules 13d-3 and 13d-5 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended, and any calculation of the percentage of a Person=s Beneficial Ownership of a security shall be determined in accordance with said Rules.
      (d) A "Controlling Person" means (i) a Person who has Voting Power over shares of Voting Stock of the Corporation that would entitle the holders of those shares to cast at least 25% of the votes that all shareholders would be entitled to cast in an election of the directors of the Corporation or (ii) a Person who has Voting Power over at least 25% of the shares in any class of shares entitled to elect all the directors of the Corporation, or any specified number of them. Notwithstanding clauses (i) and (ii), a Person which would otherwise be a Controlling Person within the meaning hereof shall not be deemed a Controlling Person unless, subsequent to September 19, 1985, that Person increases the percentage of outstanding shares of Voting Stock over which it has Voting Power to a percentage in excess of the percentage of outstanding shares of Voting Stock over which that Person had Voting Power on September 19, 1985, and to at least the amount specified in clauses (i) or (ii) above.
           Any Person that inadvertently becomes a Controlling Person shall no longer be deemed a Controlling Person if such Person divests itself of a sufficient amount of its shares of Voting Stock so that it is no longer a Controlling Person, as soon as practicable, but in no event more than 30 days after that Person receives notice from the Corporation that it has become a Controlling Person.
           No Person shall be deemed a Controlling Person solely as a result of the Corporation=s purchase or redemption of its own shares of Voting Stock.
      (e) A Person shall be deemed to have completed a "Fair Value Offer" for all shares of Voting Stock of the Corporation once such Person (i) fulfills all notice and purchase obligations arising under Section 910 of the Maine Business Corporation Act in respect of such Person=s "control transaction" within the meaning of such Section or (ii) extends an offer to all record holders of Voting Stock to purchase any and all shares of Voting Stock tendered by such holders and conducts and consummates such transaction at a price and in a manner that a Majority of Independent Directors determines to be substantially equivalent to, or more favorable to, the shareholders of the Corporation than compliance with the procedures specified under Section 910 of the Maine Business Corporation Act.
      (f) The term "Independent Director" shall mean a member of the Board of Directors of the Corporation who is not an officer, employee, designee or representative of any Related Person or of any Affiliate of a Related Person (other than the Corporation or any Subsidiary) and either (i) was a member of the Board of Directors at any time prior to May 25, 1988, or (ii) was designated (before or at the time of his initial election as a Director of the Corporation) as an Independent Director by a Majority of Independent Directors. An approval, request, determination or designation by a Majority of Independent Directors shall mean an approval, request, determination or designation contained in either (x) a unanimous written consent of all Independent Directors of the
Corporation or (y) an affirmative vote of a majority of all Independent Directors present at a duly convened meeting of the Board of Directors of the Corporation or any appropriate committee thereof.
      (g) The term "Independent Majority of Shareholders" shall mean the holders of a majority of the outstanding shares of Voting Stock that are not Beneficially Owned by any Controlling Person. Approval by an Independent Majority of Shareholders shall mean approval by the affirmative vote (whether in person or by proxy) of an Independent Majority of Shareholders, voting as a single class, at a duly convened meeting of the holders of all classes of Voting Stock of the Corporation.
      (h) A "Material Transaction" shall mean any of the following transactions:
           (i) The issuance or transfer by the Corporation or any Subsidiary to any Controlling Person or Affiliate or Associate of any Controlling Person of equity securities of the Corporation or any Subsidiary which has the effect, directly or indirectly, of increasing by more than 1% the percentage Beneficial Ownership of a Controlling Person or any Affiliate or Associate of any Controlling Person as to any class of equity securities of the Corporation or any Subsidiary;
           (ii) The sale, lease, license, exchange, transfer or other disposition (excluding any mortgage or pledge not made to avoid the requirements of this Article) to or with a Controlling Person or any Affiliate or Associate of any Controlling Person of any assets (including cash) of the Corporation or any Subsidiary having an aggregate fair market value in excess of 5% of the Corporation=s total consolidated assets at the end of its last full fiscal year;

           (iii) Any merger or consolidation of the Corporation or any Subsidiary with a Controlling Person or another Person which is (or as a result of or in connection with such merger or consolidation would become) an Affiliate or Associate of such Controlling Person, in each case without regard to which entity is the surviving entity;
           (iv) Any reclassification of securities (including any reverse stock split), recapitalization or other transaction (other than a redemption in accordance with the terms of the securities redeemed) which has the effect, directly or indirectly, of increasing by more than 1% the percentage Beneficial Ownership of a Controlling Person or any Affiliate or Associate of any Controlling Person as to any class of equity securities of the Corporation or any Subsidiary; or
           (v) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Controlling Person or any Affiliate or Associate of any Controlling Person.
           For purposes of this section, a "transaction" shall include a series of related transactions.
      (i) The term "Person" shall mean any individual, firm, corporation or other entity, and any group of Persons (other than a group of Independent Directors) acting in concert with respect to the voting, acquisition, holding or disposition of Voting Stock; provided, however, that two Persons shall not be deemed to be so acting in concert merely because of the delivery or holding of a proxy to vote shares of Voting Stock if such proxy is delivered or held in good faith and not for the purpose of circumventing the provisions of this Article.
      (j) The term "Related Person" shall mean any Person (other than the Corporation or any Subsidiary) which (i) Beneficially Owns more than 5% of the outstanding shares of any class of Voting Stock, (ii) is an Affiliate of the Corporation and at any time within the one-year period immediately prior to the date in question Beneficially Owned more than 5% of the outstanding shares of any class of Voting Stock or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the one-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
      (k) The term "Subsidiary" shall mean any corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Corporation.
      (l) A Person has "Voting Power" over shares of Voting Stock if that Person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or direct the voting of, such shares; provided, however, that no Person shall be deemed to have Voting Power over any shares held subject to a voting trust agreement with the Corporation and an independent trustee which provides that such Person has no right, directly or indirectly, to vote or direct the voting of such shares.
      (m) The term "Voting Stock" shall mean any class of equity securities having the right to elect the Directors of the Corporation or any specified number or proportion of such Directors (except that Preferred Stock of the Corporation having a right to elect Directors only in the event of a default in the payments of dividends shall not constitute Voting Stock for purposes of this Article). Each reference to a given proportion of shares of Voting Stock shall refer to such proportion of the total number of votes to which such shares would be entitled in an election of Directors of the Corporation.
  5. In addition to any other vote required by law or the Corporation=s Articles of Incorporation or By-Laws, any amendment, modification or repeal of this Article shall require the prior approval of an Independent Majority of Shareholders.
[per Articles of Amendment filed May 31, 1988]

CLERK / REGISTERED OFFICE
The name and registered office of [the Corporation's] clerk who must be a Maine resident: Peter B. Webster, One Portland Square, P.
O. Box 586, Portland, Maine 04112.
[per Change of Clerk filed December 14, 1992]